Dear Andy:

The Executive Leadership Team recognizes your recent contributions and the critical importance of your leadership and experience to Sangamo’s manufacturing strategy. Therefore, on behalf of Sangamo, you have been awarded a one-time Spot Bonus as of December 19, 2019 to acknowledge your accomplishments, subject to the terms and conditions set out below.

The Spot Bonus will be in the gross aggregate amount of $100,000 (subject to applicable withholdings and taxes), with 25% of such amount payable on July 1, 2020, December 1, 2020, July 1, 2021 and December 1, 2021, subject to your continued full-time employment with Sangamo through and including each payment date.

        I appreciate your continued effort and dedication to Sangamo and look forward to continuing working with you. If you have any questions concerning this Spot Bonus, please contact me.

        We appreciate your contributions and support as we collectively work towards transforming patients’ lives.

Sincerely,

/s/ Sandy Macrae

Sandy Macrae
Chief Executive Officer